Exhibit 99.1

Kopin Corporation Reports Record Quarterly Revenue of $35 Million

III-V Revenues Grow 21% Year-over-Year on Strength of Smartphone Demand

Highlights:

-- Revenues increase 37% versus 2010 first quarter

-- Net income more than doubles to $2.1 million, or EPS of $0.03

-- Golden-i program on track for product launch in 2012

-- Cash and marketable securities of $99 million and no debt

-- Company affirms 2011 guidance for revenue of $130-$140 million

TAUNTON, Mass.--(BUSINESS WIRE)--April 28, 2011--Kopin Corporation (NASDAQ: KOPN), a leading supplier of advanced semiconductor materials and microdisplays for mobile applications including smartphones, tablet PCs, military thermal weapons sights and wearable computers, today announced financial results for the three months ended March 26, 2011. Total revenues for the first quarter of 2011 increased 37% to a record $34.9 million, compared with $25.4 million for the same period in 2010. III-V revenue increased 21% to $17.6 million from $14.5 million for the comparable quarter last year, reflecting stronger first quarter orders from the Company’s integrated circuit partners. Display revenue grew 59% to $17.3 million versus $10.9 million in the first quarter of 2010, primarily as a result of higher military display sales.

Net income for the first quarter of 2011 was $2.1 million, or $0.03 per diluted share, compared with $1.0 million, or $0.02 per diluted share, for the 2010 first quarter. Included in the 2010 results of operations was approximately $373,000 from the receipt of insurance proceeds and $686,000 from the sale of Micrel stock. Gross margin for the first quarter of 2011 increased to 33.3% of product revenues from 26.5% of product revenues for the same period of 2010, reflecting an increase in sales of military displays and leveraging the III-V fixed costs over greater volume. R&D expense increased to $6.4 million, or 18.3% of revenues in 2011, compared with $4.3 million, or 16.9% of revenues in 2010, as a result of the Company’s investments in the Golden-i product, III-V products for smartphones and the acquisition of Forth Dimension Displays Ltd. (FDD).

“Kopin demonstrated strong results in the first quarter, driven by contributions from both our III-V and display products,” said Kopin President and Chief Executive Officer Dr. John C.C. Fan. “Our earnings reflect our commitment to maintaining prudent expense management, while at the same time investing strategically in research and development and capacity expansion to execute our growth strategy.”

“In early April we announced the availability to select customers of Golden-i Development Kits, our revolutionary wearable, voice-activated cloud computing product, which is being developed jointly with Motorola Solutions,” Dr. Fan said. “The feedback from these customers will be reflected in the Golden-i products which are scheduled for general availability in 2012. Just as many compelling applications have been created for the iPhone and Android platforms, we see significant opportunities for developers to write applications for Golden-i.”

Business Outlook

“We are excited about the Company’s growth prospects,” Dr. Fan said. “We continue to expect III-V to grow at an annualized rate of 20-25% over the next several years, driven primarily by global smartphone demand. In our display business, as is the historic pattern, revenue from military applications fluctuates quarter to quarter but we expect strong military revenues in 2011 as we continue to supply the US Army’s Thermal Weapons Sight program.”

“Looking ahead, we are focused on our two main goals: extending the leadership position of our III-V products to take advantage of the expected growth in smartphones and tablets; and advancing the development schedule for Golden-i toward a planned launch in 2012,” Dr. Fan said. “We started 2011 on a very good note, with strong operating results and in excellent financial condition, with $99 million of cash and no debt.”

Based on the current business environment and conversations with its customers, Kopin is affirming its full-year 2011 guidance for total revenues in the range of $130 million to $140 million.

First-Quarter 2011 Conference Call

In conjunction with its first-quarter 2011 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To participate, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation's voice-activated, wireless, hands-free Golden-i® mobile computing headsets, power-efficient, ultra-small liquid crystal displays, and heterojunction bipolar transistors (HBTs) are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 30 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The innovative Golden-i computing headsets are generating strong interest in industrial, medical, military, homeland security and utility applications. The Company's unique HBTs help to enhance battery life, talk time and signal clarity, and have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display, Golden-i and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

Kopin, CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to: the anticipated launch of Golden-i in 2012; future applications associated with the development of Golden-i; the expectation that the Company’s III-V business will grow at an annualized rate of 20-25% over the next several years; Kopin’s expectation of strong military revenues in 2011; anticipated growth of the smartphone and tablet markets; the future growth prospects for Kopin; and the Company’s full-year 2011 guidance for total revenues in the range of $130 million to $140 million. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: the smartphone market will not grow as expected; the U.S. government may reduce procurement of thermal weapon sights; the Company’s efforts to roll out Golden-i Developer Kits may be delayed, or field tests of these kits might prove unsuccessful; the Company may be unable to produce Golden-i in commercial volumes; the relationship between Kopin and its Golden-i technology partners may not be successful, or prospective customers may be unwilling to purchase the product; the Company’s 2011 revenue expectations will turn out to be wrong; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company will be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may not be successful; the Company could experience the loss of significant customers; costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; military programs or funding for military programs involving Kopin’s products will be delayed or cancelled; the Company’s military and commercial customers might be unable to ramp production volumes of its products, or that the Company’s product forecasts will turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including FDD, KTC and Kowon; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 25, 2010, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended

	March 26, 2011	March 27, 2010
Revenues:
Product revenues	$32,920,991	$23,876,360
Research and development revenues	2,013,501	1,577,625
	34,934,492	25,453,985
Expenses:
Cost of product revenues	21,946,612	17,537,947
Research and development	6,384,749	4,295,907
Selling, general and administrative	4,445,146	3,642,534
	32,776,507	25,476,388
Income (loss) from operations	2,157,985	(22,403)

Other income and (expense), net	94,834	1,001,504

Income before provision for income taxes, equity loss in	2,252,819	979,101
unconsolidated affiliate and net loss from noncontrolling interest

(Provision) benefit for income taxes	(98,000)	87,000

Income before equity loss in unconsolidated affiliate and net	2,154,819	1,066,101
loss from noncontrolling interest

Equity loss in unconsolidated affiliate	(110,639)	(92,728)

Income before net loss of noncontrolling interest	2,044,180	973,373

Net loss attributable to noncontrolling interest	21,527	63,618

Net income	$2,065,707	$1,036,991

Net income per share:
Basic	$0.03	$0.02
Diluted	$0.03	$0.02

Weighted average number of common shares outstanding:
Basic	64,736,842	66,587,941
Diluted	65,655,074	67,310,636

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	March 26, 2011	December 25, 2010
ASSETS
Current assets:
Cash and marketable securities	$99,110,280	$110,947,390
Accounts receivable, net	18,779,417	17,489,348
Inventory	22,039,589	21,462,871
Prepaid and other current assets	1,818,484	2,725,153

Total current assets	141,747,770	152,624,762

Equipment and improvements, net	34,428,709	32,613,961
Other assets	17,430,564	6,857,675

Total assets	$193,607,043	$192,096,398

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,701,673	$11,317,865
Accrued expenses	7,608,728	5,997,646
Billings in excess of revenue earned	3,077,966	3,210,895

Total current liabilities	19,388,367	20,526,406

Lease commitments	954,460	944,617

Total Kopin Corporation stockholders' equity	168,493,415	165,835,919
Noncontrolling interest	4,770,801	4,789,456
Total stockholders' equity	173,264,216	170,625,375
Total liabilities and stockholders' equity	$193,607,043	$192,096,398

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended

	March 26, 2011	March 27, 2010
Display Revenues by Category (in millions)
Military Application	$11.1	$6.3
Consumer Electronics Applications	4.4	3.1
Research and Development	1.8	1.5
Total	$17.3	$10.9

	Three Months Ended

	March 26, 2011	March 27, 2010
Stock-Based Compensation Expense
Cost of product revenues	$123,400	$118,485
Research and development	114,094	72,088
Selling, general and administrative	321,639	313,312
Total	$559,133	$503,885

	Three Months Ended

	March 26, 2011
Other Financial Information
Capital expenditures	$1,180,000
Depreciation and amortization	$1,996,000
Treasury stock purchases	$568,000

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates
Scott Solomon, 617-542-5300
Vice President
kopn@InvestorRelations.com